Exhibit 99.2

OraSure Technologies, Inc.

2013 First Quarter

Analyst/Investor Conference Call

May 8, 2013

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Judy. Good afternoon everyone and welcome to our call.

I am pleased to report 2013 is off to a good start. I’ll touch on some highlights from the quarter and then Ron will take you through the numbers.

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Our infectious disease business was up as the OraQuick® In-Home HIV test generated additional revenues. We are encouraged by the growth in HIV-OTC sales and continue to discover new ways to increase consumer awareness and use of this exciting new testing option.

•	We are seeing strong year-over-year growth from our molecular collection systems business, DNA Genotek.

•	We were also pleased with a better-than-expected performance of our cryosurgical business, which was helped by international OTC sales.

We are encouraged by our Q1 results and look to build on this momentum. The commercial launch of our OraQuick® In-Home HIV test is in full swing and it is gratifying to know that we have helped more than 100,000 individuals learn their HIV status since launch. Our corporate goal is simple – help as many people as possible answer questions about their health status, especially as it relates to serious illnesses such as HIV and HCV. We are fortunate to work in a field where we can combine what is good both for business and for public health.

So, with that as a brief introduction, let me now turn the call over to Ron Spair for a review of our Q1 financial results.

First Quarter 2013 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our first quarter 2013 consolidated net revenues were $21.2 million, compared to $20.9 million reported in 2012. Our consolidated net product revenues increased 6% as a result of higher sales of our molecular collection systems, infectious disease testing and substance abuse testing products. These increases were partially offset by lower sales of our cryosurgical systems and insurance risk assessment products.

Our infectious disease testing revenues were $10.7 million in the first quarter of 2013, compared to $9.8 million in the first quarter of 2012. The overall 9% increase was primarily a result of $1.4 million in net sales of our OraQuick® In-Home HIV test, which we began selling in the fourth quarter of 2012.

During the first quarter, gross sales of our OraQuick® In-Home HIV test were $1.5 million which were offset by $109,000 in customer allowances, including cooperative advertising, cash discounts and other allowances. Gross sales of this product increased sequentially from the $902,000 recorded in the fourth quarter of 2012. Although sales of the In-Home test increased, we believe the rate of sales growth during Q1 was negatively impacted by certain retail execution issues which Doug will discuss later in the call.

The increase in net revenues of our OraQuick® In-Home HIV test was partially offset by a decline in sales of our OraQuick® HCV and HIV professional products. First quarter domestic HIV professional revenues were down $476,000, or 6%. Roughly one-half of this reduction is due to a one-time purchase in the hospital market during the year ago period with the remainder primarily caused by the timing of public health customer purchases. First quarter HCV revenues decreased 18% largely as a result of the variability in the ordering patterns of our customers.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, increased to $3.9 million in the first quarter of 2013 compared to $3.3 million in 2012. Revenues for the current year quarter included a first time order placed by a new pain management customer as well as new orders received from an existing customer who did not purchase product in the same period of 2012. Sales to this existing customer are expected to continue through 2013. These increases were partially offset by a decline in sales in the academic research market due to continued constrained research funding primarily in North America.

In substance abuse testing, revenues increased to $2.2 million in the first quarter of 2013 from $2.1 million in the first quarter of 2012, primarily as a result of higher Intercept® sales. The increase in Intercept® sales was the result of higher purchases by our UK laboratory distributor.

First quarter 2013 cryosurgical revenues decreased 11% to $3.1 million from $3.5 million in the first quarter of 2012, primarily as a result of lower professional sales in the domestic marketplace. This reduction largely resulted from higher distributor purchases made in the fourth quarter of 2012 in anticipation of price increases implemented in early January 2013. Despite the lower revenues, our cryosurgery business performed better than expected primarily because of higher international OTC sales.

Licensing and product development revenues were $202,000 in the first quarter of 2013 compared to $1.2 million in the first quarter of 2012. During the first quarter of 2012, we received a $1.0 million milestone payment under our HCV collaboration agreement with Merck. No similar payment was received in the current quarter.

Gross Margin – Ron Spair

Turning to Gross Margin, our overall margin for Q1 of 2013 was 57% compared to 66% reported for the first quarter of 2012. The lower 2013 margin was a result of a number of items which negatively impacted our OraSure segment including: a change in product mix; the absence in the current quarter of the $1.0 million milestone payment received in the first quarter of 2012; higher royalties paid on sales of our OraQuick® products; and an increase in scrap, spoilage, and unabsorbed overhead costs as a result of production issues that were identified and corrected in the current quarter. We expect our consolidated margin to remain in the high 50% range throughout the remainder of this year.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the first quarter of 2013 increased $5.2 million, or 30%, compared to the first quarter of 2012. This increase is largely due to higher spending associated with advertising and promotional activities for our OraQuick® In-Home HIV test. Advertising and promotional costs for this product were $6.9 million in the first quarter of 2013, compared to $1.0 million spent on launch preparation costs in the first quarter of 2012. Research and development expense for the first quarter remained flat at $3.4 million and general and administrative expense declined to $5.4 from $6.1 million in the first quarter of 2012 due to lower legal and consulting expenses.

Net Loss – Ron Spair

From a bottom line perspective, we reported a net loss of $10.2 million, or $0.18 per share, for the first quarter of 2013, compared to a net loss of $3.3 million, or $0.07 per share, for the same period of 2012.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance at March 31, 2013 was $79.3 million compared to $87.9 million at December 31, 2012. Cash used in operating activities in the first quarter of 2013 was $7.7 million which included the advertising and promotion spend on the OraQuick® In-Home test. This compares to $1.4 million used in the first quarter of 2012.

Second Quarter 2013 Consolidated Financial Guidance – Ron Spair

Moving to guidance for the second quarter of 2013, we are projecting consolidated net revenues of approximately $23.5 to $24.0 million and a consolidated net loss per share of approximately $0.15 to $0.16 for the quarter. Included in our Q2 guidance is approximately a penny per share in severance costs related to certain operational efficiency improvements in Q2 which are expected to save up to $2.8 million on an annualized basis.

With that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

HIV-OTC – Doug Michels

A top priority continues to be the commercialization of our OraQuick® In-Home HIV test. During the first few months of this year, we have seen continued sales growth. Average weekly sales have increased from approximately 3,000 units in January to almost 5,000 units by late April.

We believe this continued growth is positive and shows that consumers are responding to our awareness building and consumer activation efforts. Our experience to date also indicates that it takes time to drive broad awareness about a new product and motivate consumers to purchase the product. Essentially, we are asking consumers to do something they have never done before – test themselves for HIV in the privacy of their own homes.

Our sales growth has largely been driven by three things – continued national advertising, continued national PR and the recent addition of regional and local marketing activities targeting communities at highest risk for HIV. Specifically, we continued our print, digital and television advertising throughout the first quarter, shifting from our 45 second launch TV spot to more efficient 30 and 15 second spots. This allowed us to generate a greater number of impressions against our target audiences.

We have also continued our national public relations efforts around key dates such as National Black HIV/AIDS Awareness Day in February and Women and Girls HIV/AIDS Awareness Day in March. We are continuing our relationship with Magic Johnson, who has assisted us in generating over 200 million media impressions for our brand since the start of the launch.

In late March, we moved into a new phase of our marketing activities, layering in regional and local radio, outdoor advertising, and event marketing, reaching consumers in bars, nightclubs and community events. The local radio activity featured prominent celebrity DJ’s such as Tom Joyner and Elvis Duran. The goal of these activities was to provide more information about HIV and the impact it is having on various communities. We are also reinforcing the idea that it has never been easier to learn your HIV status with the OraQuick® In Home HIV test. The intent of these activities is to stimulate conversation about HIV and create buzz and support around the need for testing. Bundled together, we call this our “Make Knowing Your Thing Today” campaign.

We are carefully measuring and tracking the impact of all of our marketing activities to optimize our plans for the back half of 2013. We have recently deployed our first post-launch awareness and tracking survey, which will tell us where our messages are taking root and where more work is needed. We are also analyzing store level point of sale data to understand, by geography, and in some cases down to the zip code level, where our sales are strongest. In addition, we are monitoring the social media space to understand the conversation about our product. We look at click through rates and .com conversion. All of this learning is helping us focus our efforts and drive greater efficiency in our marketing spend.

One area that we are monitoring quite closely is the retail environment. During the first quarter, we completed several retail audits to help assess our sales execution. These audits involve a sampling of individual retail stores around the country to check on product availability and placement. As is typical with any OTC launch, we found areas in need of improvement. For example, we discovered that some retail stores in higher volume areas were not carrying enough shelf inventory to meet demand, resulting in out-of-stocks. In addition, given the high retail value of our product, some retailers, concerned about potential theft, elected to place the test either in a locked cabinet or behind the pharmacy counter for security purposes.

We have made the results of our audits available to our key retail partners and are working with them to ensure adequate product supply is on shelf. In addition, because confidentiality is important to consumers, we are encouraging retailers not to place product behind the counter or otherwise make a consumer request assistance from store personnel in order to complete a purchase.

The retail community has been and remains highly supportive of the launch, and has been responsive to the new learnings we have shared. As we continue to optimize our marketing and selling activities, the product has steadily increased in standing within the retailer product categories, and now holds top ten positions among branded products in the sets of our leading retailers.

Given our performance and learning, we are now actively seeking expanded distribution in both the e-commerce and brick and mortar space. In the weeks to come, we expect you will see the product become available on Walgreen’s.com, Rite Aid.com and Drugstore.com.

While sales performance and the other items I have mentioned are important to consider in measuring how we are doing, they do not reflect the full impact of our product. As you know, our primary contact with end users is through our consumer support center. Since launching the product, we have received over 10,000 calls to our support center. Calls have been received from all 50 states and the District of Columbia, and the support center continues to exceed the performance goals we established prior to the commercial launch.

Significantly, data from the support center indicate that we have received calls from nearly 100 individuals who said they had obtained a positive result after using our OraQuick® In-Home HIV test. In all cases, those individuals were either directly referred into care by our support center representatives or told us they would seek out a healthcare professional directly for follow up. While this does not represent a comprehensive view as to all results obtained by consumers, we believe it is an important, early example of the potential public health impact that our test can provide. In fact, our market research indicates that as few as 5% of individuals testing positive may contact the support center. Assuming this survey is at least directionally accurate, the potential number of positive results identified with our test is likely much higher, suggesting the product is delivering the intended positive benefit in the fight against HIV and AIDS.

OraQuick® HCV – Doug Michels

Turning briefly to our OraQuick® HCV test:

As Ron indicated, HCV sales were down for the quarter compared to 2012. However, this decline does not tell the whole story as we in fact experienced growth in both the number of new customers purchasing our test and the average size of purchase orders received during the quarter. The lower Q1 revenues were largely due to the timing of orders by a few large customers, each of whom we expect to reorder later this year. While sales of our OraQuick® HCV test continue to be impacted by economic and funding challenges, we remain confident and optimistic about the long-term prospects for this product and its potential public health benefits.

As you may know, May is Hepatitis Awareness Month and the second annual National Hepatitis Testing Day is coming up on May 19th. In recognition of this month and date, we are collaborating with numerous national and local, public and private organizations across the country to raise awareness of Hepatitis C as a public health issue and to educate the public about the importance of HCV testing. In particular, OraSure’s OraQuick® HCV Rapid test will be deployed at public testing events in Washington D.C., Los Angeles, New York, Chicago, Pittsburgh, and over 35 other locations.

DNA Genotek – Doug Michels

A final area I want to address is our molecular collections systems business. DNA Genotek had a strong first quarter, with sales increasing almost 20% compared to the year-ago period. The primary growth driver was higher sales to commercial customers. The increase in commercial business was a blend of new customers ordering for the first time and existing customers growing their businesses. Highlights include one new significant customer engaged in pharmacogenomic testing related to drug metabolization and a significant new order by one of DNA Genotek’s existing commercial customers.

As further perspective, approximately 45% of DNA Genotek’s revenues during the first quarter came from commercial customers, while the remaining approximately 55% came from academic and research institutions. This represents a bit of a change in product sales mix as DNA Genotek’s revenues have historically been derived mostly from the academic research market.

This is not to say that academic research customers will not remain an important customer base. Despite ongoing funding challenges, and in particular uncertainty related to the ultimate impact of Federal sequestration, DNA Genotek continues to bring in new customers and increase its business with existing customers in this market. DNA Genotek is also expanding its international network of distributors.

DNA Genotek is off to a great start, and we expect to see this performance continue throughout the remainder of 2013.

Conclusion

So, in summary, we are off to a solid start in 2013. We are excited to see increasing sales of our OraQuick® In-Home HIV test, and we continue to gain insight and experience on how best to market this product. We expect the application of that knowledge to be reflected in our future results.

And with that, I will now open the floor to your questions. Operator please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability of DNA Genotek to achieve its financial and strategic objectives; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.